Exhibit 23.5

CONSENT OF VALUESCOPE, INC.

Murphy Canyon Acquisition Corp.

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

Attention: The Board of Directors

RE:	Proxy Statement / Prospectus of Murphy Canyon Acquisition Corp. (“Murphy”), which forms part of the Registration Statement on Form S-4 of Murphy (the “Registration Statement”).

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter dated November 4, 2022 and our updated opinion letter dated June 27, 2023 to the Board of Directors of Murphy as an annex to the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission today and the references to our firm and our opinions, including the quotation or summarization of such opinions, in such Registration Statement. The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission today and not to any amendments or supplements to the Registration Statement, and our opinions are not to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated:	August 8, 2023